News Release

For Further Information:

Linda McDougall, Media Relations, 816-932-7542

Pam Kearney, Investor Relations, 816-932-1967

H&R BLOCK ANNOUNCES ORGANIZATION CHANGE

FOR RELEASE JULY 6, 2005

KANSAS CITY, Mo. – H&R Block Inc. today announced that Melanie K. Coleman, vice president and corporate controller, has decided to leave the company.  Coleman will become the controller for the new, Kansas City-based local phone service company being created as a result of the Sprint/Nextel merger.

Coleman, who joined H&R Block in 2002, will remain with the company through the end of July to ensure a smooth transition of Block’s restatement of earnings and filing of the Form 10-K.  The company plans to immediately begin a search for her replacement.

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About H&R Block:

Celebrating its 50th anniversary in 2005, H&R Block is the world’s largest tax services provider, having served more than 400 million clients since 1955.  The sixth largest retailer in the world, H&R Block has more than 12,000 locations serving taxpayers primarily in the United States, Canada and Australia.

H&R Block’s subsidiaries deliver tax services and financial advice, investment and mortgage services, and business accounting and consulting services.  H&R Block Financial Advisors Inc. offers investment services and securities products.  With approximately 1,000 financial advisors serving clients at approximately 260 locations, H&R Block Financial Advisors is a member NYSE, SIPC, a registered broker-dealer and investment advisor.  H&R Block Inc. is not a registered broker-dealer and is not a registered investment advisor.  H&R Block Mortgage Corp. offers a full range of retail mortgage services.  Option One Mortgage Corp. provides mortgage services and offers wholesale mortgages through large financial institutions and a network of approximately 34,000 independent mortgage brokers.  RSM McGladrey Business Services Inc. and its subsidiaries serve mid-sized businesses and their owners with tax, accounting and business consulting services, as well as personal wealth management services.  H&R Block Small Business Resources is a new business currently operating in 14 U.S. cities that serves the tax, financial and business needs of small business owners.  H&R Block Small Business Resources is not a licensed CPA firm.  For more information about the company, visit our Online Press Center at www.hrblock.com.